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Exhibit 10.1

EXECUTION COPY

SENIOR SUBORDINATED SECURED NOTE AND
WARRANT PURCHASE AGREEMENT

among

ECOLLEGE.COM,
ECOLLEGE INTERNATIONAL, INC.

AND

CAPITAL RESOURCE PARTNERS IV, L.P.

Dated as of October 31, 2003

ECOLLEGE.COM

Senior Subordinated Secured Note and
Warrant Purchase Agreement

Dated as of October 31, 2003

i

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES			15
6.01.		Organization and Standing of the Company and Subsidiaries; Ownership	16
6.02.		Corporate Action	16
6.03.		Governmental Approvals	16
6.04.		Litigation	16
6.05.		Compliance with Law	16
6.06.		Federal Reserve Regulations	17
6.07.		Title to Assets	17
6.08.		Financial Information	18
6.09.		Taxes	18
6.10.		Assumptions or Guaranties of Indebtedness of Other Persons	18
6.11.		Loans to Other Persons	18
6.12.		Securities Act	18
6.13.		Disclosure	18
6.14.		Capitalization of the Company; Status of Capital Stock	19
6.15.		Capital Stock of Subsidiaries	19
6.16.		Insurance	19
6.17.		Other Agreements	19
6.18.		Stock Purchase Agreement	19
6.19.		U.S. Real Property Holding Corporation	20
6.20.		No Violations	20
6.21.		Security Interests	21
6.22.		Intellectual Property	21
6.23.		No Material Adverse Change	21
6.24.		Nasdaq Compliance	21
6.25.		Reporting Status	21
6.26.		Listing	21
6.27.		Foreign Corrupt Practices	21
6.28.		No Manipulation of Stock	22
6.29.		Accountants; Disclosure Controls and Procedures; Internal Controls	22
6.30.		ERISA	22
6.31.		Transactions with Affiliates	22
6.32.		No Brokers or Finders	22
6.33.		Books and Records	23
6.34.		Environmental Matters	23
ARTICLE VII			23
COVENANTS OF THE COMPANY AND THE SUBSIDIARIES			23
7.01.		Affirmative Covenants of the Company and the Subsidiaries Other Than Reporting Requirements	23
(a	)	Punctual Payment	24
(b	)	Payment of Taxes and Trade Debt	24
(c	)	Maintenance of Insurance	24
(d	)	Preservation of Corporate Existence	24
(e	)	Compliance with Laws	24
(f	)	Inspection Rights	24
(g	)	Keeping of Records and Books of Account	25
(h	)	Maintenance of Properties, Etc	25
(i	)	Compliance with ERISA	25
(j	)	Board Meetings	25

(k	)	Payment of Senior Debt by the Purchasers	25
(l	)	U.S. Real Property Holding Corporation	25
(m	)	Financial Covenants	25
(n	)	Post-closing Transactions	26
(o	)	Commercially Reasonable Efforts; Further Assurances	26
(p	)	Compliance with Seller Notes	26
7.01A.		Affirmative Covenants of the Company and the Subsidiaries Prior to Closing	26
(a	)	No Default	26
(b	)	Waivers	26
7.02.		Negative Covenants of the Company	27
(a	)	Liens	27
(b	)	Indebtedness	27
(c	)	Lease Obligations	28
(d	)	Assumptions or Guaranties of Indebtedness of Other Persons	28
(e	)	Mergers, Sale of Assets, Etc	28
(f	)	Investments in Other Persons	28
(g	)	Distributions	29
(h	)	Dealings with Affiliates	29
(i	)	Maintenance of Ownership of Subsidiaries	29
(j	)	Additional Subsidiaries	29
(k	)	Change in Nature of Business	30
(l	)	No Amendment or Waiver of Charter Documents	30
(m	)	Capital Expenditures	30
(n	)	Compensation	30
(o	)	Impairment	30
(q	)	Intellectual Property	30
(r	)	Payments on Seller Notes	30
(s	)	Amendment of Seller Notes	30
7.03.		Reporting Requirements	31
ARTICLE VIII			32
EVENTS OF DEFAULT			32
8.01.		Events of Default	32
8.02.		Annulment of Defaults	34
ARTICLE IX			34
TERMINATION			34
9.01.		Mutual Agreement	34
9.02.		Termination by Purchasers	34
9.03.		Termination by the Company	35
9.04.		Outside Date	35
9.05.		Effect of Termination	35
ARTICLE X			35
MISCELLANEOUS			35
10.01.		No Waiver; Cumulative Remedies	35
10.02.		Amendments, Waivers and Consents	35
10.03.		Addresses for Notices, Etc	35
10.04.		Costs, Expenses and Taxes	37
10.05.		Binding Effect; Assignment	37
10.06.		Payments in Respect of Notes	37
10.07.		Indemnification	37
10.08.		Survival of Representations and Warranties	38

10.09.	Prior Agreements	38
10.10.	Severability	38
10.11.	Governing Law	38
10.12.	Waiver of Right to Jury Trial	38
10.13.	Headings	38
10.14.	Sealed Instrument	38
10.15.	Counterparts	38
10.16.	Further Assurances	38
10.17.	Consent to Jurisdiction	38
10.18.	Service of Process	38
10.19.	No Limitation	39
10.20.	Specific Performance	39
10.21.	Actions by Purchasers	39
10.22.	Confidentiality	39

EXHIBITS

2.01	Form of Senior Subordinated Secured Notes
2.02	Allocation of Principal Amount of Notes
2.03	Issue Price and Original Issue Discount
2.12	Form of Subordination and Intercreditor Agreement
2.15	Form of Security Agreement
3.01	Form of Warrant
3.02	Allocation of Warrants
4.02(b)	Form of Opinion of Holme, Roberts & Owen LLP
4.02(c)	Form of Secretary's Certificate
4.02(d)	Form of Officer's Certificate
4.02(l)	UCC-1 Financing Statements
6.07(a)	Schedule of Title Exceptions
6.07(d)	Leases
6.14	Preemptive and other Rights
6.31	Affiliate Transactions
6.32	Brokers Fees
6.34	Environmental Matters
7.01(m)(iv)	Minimum EBITDA
7.01(n)	Form of Instrument of Accession
7.02(m)	Capital Expenditures
7.03	Form of CRP Report

v

ECOLLEGE.COM
4900 S. Monaco Street
Denver, Colorado 80237

Dated as of October 31, 2003

Capital Resource Partners IV, L.P.
85 Merrimac Street
Suite 200
Boston, Massachusetts 02114

Re:	Senior Subordinated Secured Notes due 2008 and Common Stock Purchase Warrants

Ladies and Gentlemen:

        eCollege.com, a Delaware corporation (the "Company"), and eCollege International, Inc. (the "eCollege Sub"), a Colorado corporation, hereby agree with Capital Resource Partners IV, L.P. ("CRP"), a Delaware limited partnership, and each of those Persons who shall join in and become a party to this Agreement as a Subsidiary by executing and delivering to the Company an Instrument of Accession in the form attached hereto as Schedule 7.01(n), as follows:

ARTICLE I

DEFINITIONS

        1.01.     Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Affiliate" means, as to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

        "Agreement" means this Senior Subordinated Secured Note and Warrant Purchase Agreement, including all schedules and exhibits hereto, all as from time to time amended and in effect between the parties.

        "Bank" means and shall include Silicon Valley Bank, a California chartered bank, and its successors and assigns.

        "Budget" shall have the meaning assigned to that term in Section 7.03(d).

        "Business Day" means any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of The Commonwealth of Massachusetts.

        "Capital Expenditure" means any payment made directly or indirectly from the Company and its Subsidiaries for the purpose of acquiring or constructing fixed assets, real property or equipment which would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

        "Capital Leases" means each of the following: (i) any lease of property, real or personal, the obligations under which should be accounted for as a capital lease on the Consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP; and (ii) any other lease, to the extent that the then present value of the minimum rental commitment under such lease should be accounted for as a capital lease on a Consolidated balance sheet of the lessee in accordance with GAAP.

        "Capitalized Product Development Costs" shall mean all costs associated with the development of the Company's product, including, but not limited to software, that are not recorded as an expense and have been classified as an asset account.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended.

        "Change in Control" means any transaction, series of related transactions, event or series of related events as a result of which any one or group of Persons (within the meaning of Section 13(d) of the Exchange Act) (other than a Purchaser or a holder of Warrants of the Company on the Closing Date) acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Closing Date (other than as the direct result of a transfer by descent or distribution of a decedent's estate) fifty percent (50%) or more of the equity or interests of the Company (on a fully diluted and as-converted basis) having power ordinarily to vote for directors of the Company.

        "Closing" shall have the meaning assigned to that term in Section 2.02.

        "Closing Date" shall have the meaning assigned to that term in Section 2.02.

        "Closing Fee" shall have the meaning assigned to that term in Section 2.13.

        "Code" shall have the meaning assigned to that term in Section 2.03.

        "Collateral" shall have the meaning assigned to that term in the Security Agreement.

        "Commercial Software Rights" shall mean packaged commercially available software programs generally available to the public in any manner which have been licensed to the Company pursuant to end-user licenses and which are lawfully used in the business of the Company but are in no way a component of or incorporated in any products of the Company or any related Company Intellectual Property.

        "Commission" means the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act).

        "Common Stock" includes (a) the Company's common stock, par value $0.01 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount per share, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference in the payment thereof, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote may have been suspended by the happening of such a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

        "Company" means eCollege.com, a Delaware corporation, and its successors and assigns.

        "Company Information" shall have the meaning assigned to that term in Section 6.01.

        "Company Intellectual Property" shall mean any Intellectual Property (other than Commercial Software Rights) that is used in the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

        "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Subsidiary.

        "Copyrights" shall mean all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

        "Consolidated" and "Consolidating" when used with reference to any term defined herein shall mean that term as applied to the accounts of the Company and its Subsidiaries, if any, consolidated in accordance with GAAP.

        "Constituent of Concern" means any substance defined or regulated as a pollutant, contaminant, waste, hazardous or toxic substance, hazardous waste, or hazardous material by any Environmental Law, including, without limitation, any petroleum hydrocarbon or asbestos-containing materials, radioactive materials, or air pollutant, the handling, storage, treatment, remediation, use, or exposure of or to which is subject to regulation or liability under any Environmental Law.

        "CRP" means Capital Resource Partners IV, L.P., a Delaware limited partnership, and its successors and assigns.

        "Current Liabilities" shall mean the aggregate amount of the Company's Total Liabilities, which mature within one year.

        "Datamark" shall mean Datamark Inc., a Delaware corporation.

        "Deferred Revenue" shall mean all amounts received in advance of performance under maintenance contracts and not yet recognized as revenue.

        "Distribution" shall have the meaning assigned to that term in Section 7.02(g).

        "EBITDA" means, for any period, the Company's Consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges made to the Company's income.

        "eCollege Sub" shall have the meaning assigned to that term in the recitals.

        "Environmental Claims" means administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices, requests for information, investigations, or proceedings relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (i) claims by governmental authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (ii) claims by any third party seeking damages, contribution, indemnification, cost recovery, access, compensation or injunctive relief resulting from Constituents of Concern or arising from alleged injury or threat of injury to property, human health, safety or the environment.

        "Environmental Law" means any federal, state, municipal, or local law, ordinance, rule, order, statute, decree, judgment, injunction, directive, Environmental Permit, code, regulation, common or decisional law (including, without limitation, principles of tort, negligence, trespass, nuisance, strict liability, contribution, and indemnification), including CERCLA and state and local counterparts or equivalents or other requirement of any governmental authority, relating to:

  (A)
  the protection, investigation, or restoration of the environment (including, without limitation, natural resources) or the health or safety of humans or other living organisms;

  (B)
  the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release, or threatened release of any Constituent of Concern;

  (C)
  wetlands, pollution, or contamination; or

  (D)
  any injury or threat of injury to persons or property arising out of or relating to any Constituent of Concern.

        "Environmental Permit" means any permit, license, authorization, certificate, filing, notice, submittal, or approval relating to or required by Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Events of Default" shall have the meaning assigned to that term in Section 8.01.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "GAAP" means generally accepted accounting principles recognized as such by the American Institute of Certified Public Accountants. Unless otherwise specifically stated herein, use of the term "GAAP" means that such principles are applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated and consistent with the prior financial practices of the Company and its Subsidiaries as reflected on the financial statements so as to properly reflect the financial condition, and the results of operations and cash flows of the Company and its Subsidiaries.

        "Guaranteed Obligations" shall have the meaning assigned to that term in Section 2.14.

        "Indebtedness" means, with respect to any Person, all obligations, contingent and otherwise, which should, in accordance with GAAP, be classified upon such Person's balance sheet as liabilities, but in any event including, without limitation, (i) liabilities secured by any mortgage on property owned or acquired by such Person subject to such mortgage, whether or not the liability secured thereby shall have been assumed, (ii) all guaranties, endorsements and other contingent obligations of such Person in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) the present value of any Capital Leases.

        "Indebtedness for Money Borrowed" of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker's or other acceptances or similar obligations issued or created for the account of such Person, (c) obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any lien on any property owned by such Person, to the extent attached to such Person's interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, and (e) obligations of third parties which are being guaranteed or indemnified against by such Person or which are secured by the property of such Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; but, in all events, excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with past practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

        "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and registrations for domain names throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "Leases" has the meaning stated in Paragraph 6.07(d).

        "Liens" means any mortgage, title retention, pledge, lien, right of set-off, charge, security interest, assignment or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising.

        "Liquidity Disposition" means (i) any merger or consolidation by the Company with any Person, (ii) any sale, assignment, lease or other disposition of or voluntary parting with the control of (whether in one transaction or in a series of transactions) all or substantially all of the consolidated assets (whether now owned or hereafter acquired) of the Company and the Subsidiaries, (iii) any new issuance of equity securities by the Company which, when aggregated with all new issuances of equity securities by the Company subsequent to the Closing (excluding the issuance of Warrant Shares), exceeds fifty percent (50%) of the aggregate of all outstanding equity securities of the Company immediately after the Closing on a fully diluted basis, and (iv) the liquidation, dissolution and winding up, whether voluntary or involuntary, of the Company or the Subsidiaries, except for (1) mergers, consolidations or asset transfers with or between two or more Subsidiaries, (2) mergers or asset transfers by the Company or any Subsidiary with or to the Company or any Subsidiary and (3) the merger of any Person into the Company or other issuance of securities by the Company in connection with the acquisition of a Person as long as the Company is the surviving entity, such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition, and the holders of Common Stock immediately prior to the merger hold a majority of the voting securities of the entity surviving the merger.

        "Loan Agreement" means that certain Amended and Restated Loan Agreement made as of May 5, 2003 between the Company and the Bank, as from time to time amended and in effect between the parties thereto.

        "Material Adverse Effect" means any change, effect or circumstance that individually, or when taken together with all other such changes, effects or circumstances that have occurred subsequent to the date of the last financial statements delivered pursuant to Section 7.03 (or such other date as may be specified) and prior to the date of determination of the Material Adverse Effect would have a materially adverse effect on the business, financial condition, properties, results of operations or assets of the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to perform any of its obligations under this Agreement or any of the other agreements contemplated hereby.

        "Minimum EBITDA" shall have the meaning assigned to that term in Section 7.01(m).

        "Minimum Debt Service Coverage" shall have the meaning assigned to that term in Section 7.01(m).

        "Minimum Adjusted Quick Ratio" shall have the meaning assigned to that term in Section 7.01(m).

        "Minimum Tangible Net Worth" shall have the meaning assigned to that term in Section 7.01(m).

        "Note Agreements" shall mean this Agreement, the Notes, the Subordination Agreement and the Security Agreement.

        "Notes" shall have the meaning assigned to that term in Section 2.01.

        "Obligations" shall mean all obligations of every nature of the Company from time to time owed to the Purchasers with respect to the Notes, whether under this Agreement or any other Note Agreement, whether for principal, interest, redemption, fees, expenses, indemnification or otherwise.

        "Operative Documents" shall mean each of the Notes, the Subordination Agreement, the Security Agreement, and the Registration Rights Agreement.

        "Patents" means patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Permitted Liens" shall have the meaning assigned to that term in Section 7.02(a).

        "Person" means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, or a government or any agency or political subdivision thereof.

        "Purchaser Redemption Offer" shall have the meaning assigned to that term in Section 7.02(r).

        "Purchasers" means CRP, and any other holder or holders from time to time of any of the Notes.

        "Qualifying Liquidity Event" means each of (i) a Change in Control and (ii) a Liquidity Disposition.

        "Quick Assets" means, on any date, the Company's Consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined in accordance with GAAP.

        "Real Property" means all real property owned, leased, subleased, occupied, used or held by the Company for use in connection with its business, in each case, together with all buildings, fixtures and improvements erected thereon, and all appurtenances, easements, privileges, licenses and other rights benefiting or appurtenant hereto.

        "Real Property Liens" means any mortgage, lien, pledge, claim, charge, reservation, restriction, restrictive covenant, limitation, condition of record, right of first refusal, option to purchase, lease, security interest, deed in trust, easement or encumbrance of any kind on the Real Property.

        "Registered Intellectual Property" means all Intellectual Property that is the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

        "Registration Rights Agreement" shall have the meaning assigned to that term in Section 4.02(h).

        "SEC Documents" shall have the meaning assigned to that term in Section 6.01.

        "Securities" means collectively the Notes and the Warrants.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Security Agreement" shall have the meaning assigned to that term in Section 2.15.

        "Seller Notes" shall mean those (i) certain five year subordinated promissory notes, in the aggregate original principal amount of $7,000,000, each in the form attached to the Stock Purchase Agreement as Exhibit D-1 or such other form reasonably acceptable to the Purchaser and (ii) those certain five year subordinated promissory notes, in the aggregate original principal amount of $5,000,000, each in the form attached to the Stock Purchase Agreement as Exhibit D-2 or such other form reasonably acceptable to the Purchaser.

        "Senior Credit Facility" shall have the meaning assigned to that term in Section 4.02(j).

        "Senior Debt" means, in an aggregate amount not to exceed the greater of (a) $15,000,000 or (b) the aggregate EBITDA for the most recent four fiscal quarters ending on or prior to the date of determination (i) all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries from the Bank, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to the Notes and which is disclosed on the financial statements and is permitted by this Agreement at the time it is created or incurred, (ii) all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries incurred to refinance any of the Indebtedness for Money Borrowed referred to in item (i) above, where the security securing such Indebtedness is substantially the same security as that securing the Indebtedness for Money Borrowed being refinanced, (iii) all obligations of the Company and any of its Subsidiaries (1) under Capital Leases and (2) for secured or unsecured Indebtedness incurred to finance the purchase or acquisition of property or existing on property when acquired, which are not prohibited by this Agreement at the time they are incurred and (iv) all guarantees by the Company and any of its Subsidiaries which are not by their terms subordinate and junior to the Notes and which are permitted hereby at the time they are made of Indebtedness of any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i), (ii) or (iii) of this sentence had it been indebtedness of the Company.

        "Stock Purchase Agreement" means that Stock Purchase Agreement by and among Leeds Equity Partners III, L.P., certain other selling parties, the Company and Datamark dated as of September 15, 2003, as amended.

        "Subordinated Debt" means all Indebtedness for Money Borrowed of the Company and any of its Subsidiaries from any Person, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is by its terms subordinate and junior to Senior Debt on terms acceptable to the holders of Senior Debt and which is permitted by this Agreement at the time it is created or incurred, including, without limitation, (1) the Notes as they are subordinated to the Bank pursuant to the Subordination Agreement and (2) the Seller Notes.

        "Subordination Agreement" shall have the meaning assigned to that term in Section 2.12.

        "Subsidiary" or "Subsidiaries" means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by the Company and/or any one or more of its Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which the Company and/or one or more of its Subsidiaries has more than a fifty percent (50%) equity interest at the time.

        "Tangible Net Worth" means, on any date, the Consolidated total assets of the Company and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

        "TH&T" shall have the meaning assigned to that term in Section 10.04.

        "Total Liabilities" means, on any day, obligations that should, under GAAP, be classified as liabilities on the Company's Consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

        "Warrants" shall have the meaning assigned to that term in Section 3.01.

        "Warrant Shares" shall have the meaning assigned to that term in Section 3.02.

        1.02.     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP.

ARTICLE II

PURCHASE, SALE AND TERMS OF NOTES; PAYMENTS

        2.01.     The Notes. The Company has authorized the issuance and sale to the Purchasers of the Company's 12.5% Senior Subordinated Secured Notes, due 2008, in the original aggregate principal amount of twenty million dollars ($20,000,000). The 12.5% Senior Subordinated Secured Notes shall be substantially in the form set forth as Exhibit 2.01 attached hereto and are herein referred to individually as a "Note" and collectively as the "Notes", which terms shall also include any notes delivered in exchange or replacement therefor. Except as otherwise set forth in this Agreement, the Notes shall (a) be payable on October 31, 2008 and (b) bear interest (based on a 360-day year counting actual days elapsed) on the unpaid principal amount thereof until due and payable at the rate of twelve and one-half percent (12.5%) per annum, which interest shall be payable in immediately available funds quarterly in arrears on the last Business Day of March, June, September and December in each year, commencing December 31, 2003, and at maturity or prior prepayment of the Notes in full and is subject to adjustment as provided in Section 2.07 and 2.08, all in accordance with the terms of this Agreement.

        2.02.     Purchase and Sale of Notes. The Company agrees to issue and sell to each Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser, severally and not jointly, agrees to purchase, the Notes in the aggregate principal amount set forth opposite such Purchaser's name on Exhibit 2.02 attached hereto. Such purchase and sale shall take place at a closing (the "Closing") to be held at the offices of Holme Robert & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado, at 10:00 a.m. local time, on October 31, 2003 or at such other time as is agreed to by the parties hereto (the "Closing Date"). At the Closing, the Company will issue and sell to each Purchaser, one Note, dated the Closing Date and payable to the order of such Purchaser, in the respective principal amount set forth opposite such Purchaser's name on Exhibit 2.02 attached hereto, against receipt of funds by wire transfer to an account or accounts designated by the Company prior to the Closing in the amount set forth opposite such Purchaser's name on Exhibit 2.02 attached hereto in payment of the full purchase price for the Notes.

        2.03.     Issue Price; Original Issue Discount. Having considered all facts relevant to a determination of the value of the Notes and the Warrants, the Company and the Purchasers have concluded and do hereby agree that, for purposes of Section 1273 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations thereunder, and for purposes of determining any original issue discount with respect to the Notes thereunder, the aggregate "issue price" for the Notes issued at the Closing is as set forth on Exhibit 2.03 attached hereto. The Company and each Subsidiary and each Purchaser recognize that this based upon the "issue price" for the Notes, the Notes will have original issue discount as set forth on Exhibit 2.03 attached hereto and the parties agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is inconsistent with the terms of this Section 2.03.

        2.04.     Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Notes and Warrants for the payment of amounts due under the Stock Purchase Agreement, refinancing Indebtedness and for general working capital purposes.

        2.05.     Payments and Endorsements. Payments of principal and interest on the Notes shall be made without setoff or counterclaim directly in the case of CRP, by means of wire transfer or as subsequently advised in writing by CRP to the Company and without any presentment or notation of payment, except that prior to any transfer of any Note, the holder thereof shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note. All payments and prepayments of principal of and interest on the Notes shall be applied (to the extent thereof) to all of the Notes pro rata based on the principal amount outstanding and held by each holder thereof.

        2.06.     Redemptions.

          (a)   Required Periodic Redemptions. On December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, the Company will redeem, without penalty or premium, the principal amount of the Notes equal to $5,000,000, or such lesser amount as may then be outstanding, together with all accrued and unpaid interest then due on the amount so redeemed. On the stated or accelerated maturity of the Notes, the Company agrees to pay the principal amounts of the Notes then outstanding together with all accrued and unpaid interest then due thereon. Except as set forth in subsection 2.06(c), no optional redemption of less than all of the Notes shall affect the obligation of the Company to make the redemptions required by this subsection.

          (b)   Required Liquidity Redemptions. In the event and upon the closing of a Qualifying Liquidity Event, the Company shall redeem, without penalty or premium except as set forth in Section 2.06(d), all of the outstanding Notes, together with all accrued and unpaid interest then due thereon.

          (c)   Optional Redemptions. In addition to the redemptions of the Notes required under subsections 2.06(a) and (b), the Company may, at any time and from time to time, redeem, without penalty or premium except as set forth in Section 2.06(d), the Notes, in whole or in part (in integral multiples of $1,000), together with interest due on the amount so redeemed through the date of redemption. Partial redemptions made as provided in this subsection 2.06(c) shall, to the extent thereof, be applied to reduce the payments required by subsection 2.06(a) in inverse order of maturity thereof.

          (d)   Redemption Premium. Should the Company redeem the Notes, in whole or in part, whether pursuant to Section 2.06(b) or Section 2.06(c), at any time prior to October 31, 2006, the Company shall be obligated to pay at the time of such redemption to each holder of the Notes an additional amount equal to the interest that, but for the redemption of the Notes, would have accrued on the outstanding principal amount of the Notes held by such holder so redeemed for the period from the date of redemption through and including October 31, 2006.

          (e)   Notice of Redemptions; Pro Rata Redemptions. Notice of any optional redemption pursuant to subsection 2.06(c) shall be given to all holders of the Notes at least ten (10) Business Days prior to the date of such redemption and notice of any required redemption pursuant to Section 2.06(b) shall be given to all holders of the Notes at least ten (10) Business Days prior to the closing of a Qualifying Liquidity Event. Each redemption of Notes pursuant to subsections 2.06(a) or (c) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all Notes as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all of the Notes then outstanding.

        2.07.     Default Rate of Interest. If an Event of Default has occurred and is continuing, from and after the date such Event of Default occurred the entire outstanding unpaid principal balance of the Notes and any matured but unpaid interest from time to time due thereon shall bear interest, payable on demand, (i) should the Event of Default be pursuant to Section 8.01(a) or (b) hereof, at the rate of 18.5% per annum, or such lower rate as then may be the maximum rate permitted by applicable law, or (ii) otherwise, at the rate of 15.5% per annum, or such lower rate as then may be the maximum rate permitted by applicable law, provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Notes shall resume bearing interest at the rate set forth in Section 2.01 from the date such Events of Default are cured.

        2.08.     Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable under the Notes or under any other instrument relating to the indebtedness evidenced thereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness (without penalty or premium, including the premium as set forth in Section 2.06(d)) evidenced thereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts, during the full term of the indebtedness evidenced by the Notes, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced thereby, so that the actual rate of interest on account of such indebtedness is uniform throughout such term.

        2.09.     Payment on Non-Business Days. Whenever any payment to be made on the Notes shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation and payment of interest due.

        2.10.     Transfer and Exchange of Notes.

          (a)   Subject to Section 2.10(b), the holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange. Any holder desiring to transfer or exchange any Note shall first notify the Company in writing at least five (5) days in advance of such transfer or exchange. Within a reasonable time after such notice to the Company from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

          (b)   Notwithstanding the foregoing, each Purchaser agrees that, without the prior written consent of the Company, no Purchaser may, directly or indirectly, sell, transfer, pledge, encumber or otherwise dispose of (a "Transfer") any Notes or any interest therein (any such transferee with respect to any such Transfer so consented to by the Company, a "Permitted Transferee"); provided, however, that no consent by the Company shall be required for a sale, transfer, pledge or other disposition of any Notes by a Purchaser to any or all of the partners, including without limitation general or limited partners, managing directors, managing members or members, of a Purchaser, an Affiliate of such Purchaser or a fund controlled or managed by the Purchaser; provided further that during the period commencing on the Closing Date and ending five years thereafter, there shall be no more than six Purchasers at any time. Without limiting the foregoing, any Permitted Transferee shall, by a written agreement reasonably satisfactory to the Company, expressly assume the transferring Purchaser's obligations, duties and covenants under this Agreement as to the Notes so Transferred and make representations to the Sellers to the same or similar effect as is contained in Article V. Any such Transfer shall comply in all respects with all securities laws, and no such Transfer shall be permitted except pursuant to an exemption from the registration requirements of the Securities Act. The transferring Purchaser and each Permitted Transferee shall provide to the Company such transfer documents and opinions of counsel as the Company shall reasonably request, each in form and substance satisfactory to the Company, as a condition to the Company's obligations under Section 2.10(a). Each Person that becomes a holder of any Note shall be deemed to have agreed to comply with this Section 2.10(b). The Company and any of its agents may treat the Person in whose name any Note is registered on the Company's books and records as the sole and exclusive record and beneficial holder and owner of such Note for the purpose of receiving payment of the principal of, prepayment charge (if any) and interest and other amounts on such Note and for all other purposes whatsoever.

        2.11.     Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested by the Company in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Purchaser, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the holder's written agreement to indemnify the Company.

        2.12.     Subordination. The indebtedness evidenced by the Notes and the rights and remedies of the Purchasers under this Agreement shall be subordinate and junior to certain indebtedness of the Company to the Bank in the manner and to the extent provided in the Subordination and Intercreditor Agreement of even date herewith by and among the Bank, the Company, the Subsidiaries and the Purchasers (the "Subordination Agreement"), in substantially the form attached hereto as Exhibit 2.12. Furthermore, the indebtedness evidenced by the Notes and the rights and remedies of the Purchasers under this Agreement shall be senior to certain indebtedness of the Company under the Seller Notes, as provided for in the Seller Notes.

        2.13.     Closing Fee. At the Closing, the Company shall pay $600,000 (the "Closing Fee") to Capital Resource Management, Inc. as a fee for financial services rendered to the date hereof in addition to the amounts required to be paid pursuant to Sections 4.02(h) and 10.04.

        2.14.     Guaranty.

          (a)   The Subsidiaries hereby jointly and severally unconditionally guarantee (the "Guaranty") due payment, performance and fulfillment to the Purchasers of all Obligations, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising or acquired, sole, joint or several, and whether consisting of obligations to pay money or to perform obligations (the "Guaranteed Obligations").

          (b)   The Guaranty shall operate as a continuing and absolute guaranty and shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full.

          (c)   Notice of the acceptance of this Guaranty and notices of transactions entered into in reliance hereon are hereby waived. The Subsidiaries consent to any renewal, extension or postponement of the time of payment of any of the Guaranteed Obligations or to any other forbearance or indulgence with respect thereto and consent to any substitution, exchange, modification or release of any security therefor or the release of any other person primarily or secondarily liable on any of the Guaranteed Obligations whether or not notice thereof shall be given to the Subsidiaries, and agree to the provisions of any instrument, security or other writing evidencing or securing any of the Guaranteed Obligations, and the enforcement hereof shall not be affected by the delay or failure of the Purchasers to take any action with respect to any security, right, obligation, guaranty or other means of collecting the Guaranteed Obligations which it may at any time hold, including perfection or enforcement thereof, or by any change with respect to the Company in the form or manner of doing business, it being hereby agreed that the Subsidiaries shall be and remain jointly and severally bound upon this Guaranty irrespective of any action, delay or omission by the Purchasers in dealing with the Company, any of the Guaranteed Obligations, any collateral therefor or any person at any time liable with respect thereto.

          (d)   On any default or failure by the Company to pay or perform any of the Guaranteed Obligations, the liability of the Subsidiaries hereunder shall be effective immediately and the Subsidiaries waive all requirements of notice, demand, presentment or protest and any right which the Subsidiaries might otherwise have to require the Purchasers first to proceed against the Company or against any other person or first to realize on any security held by it before proceeding against any or all of the Subsidiaries for the enforcement of this Guaranty. The Subsidiaries shall not assert any right arising from payment or other performance hereunder, whether by set-off or counterclaim, or claim of indemnity, reimbursement, subrogation or otherwise, until the Subsidiaries' liability hereunder shall have been discharged in full and all of the Guaranteed Obligations shall have been fulfilled.

          (e)   If for any reason the Company is under no legal obligation to discharge any of the Guaranteed Obligations, or if any amounts included in the Guaranteed Obligations shall have become irrecoverable from the Company by operation of law or for any other reason, or if any security or other guaranty shall be found invalid, the Subsidiaries shall nonetheless be and remain jointly and severally bound upon this Guaranty.

          (f)    Any deposits or other sums at any time credited by or due from the Purchasers to the Subsidiaries, and any securities or other property of any or all of the Subsidiaries at any time held by the Purchasers may at all times be held and treated as security for all obligations of the Subsidiaries hereunder. Regardless of the adequacy of security the Purchasers may apply or set off such deposits or other sums against such obligations (whether or not then due or payable) at any time.

        2.15.     Security Interest. As security for the prompt, complete and indefeasible payment when due (whether at stated payment dates or otherwise) of all of the Notes and the Guaranty of each Subsidiary of the Guaranteed Obligations as related to the Notes, the Company, the Subsidiaries and the Purchasers agree to enter into a security agreement (the "Security Agreement"), such agreement to be in the form attached hereto as Exhibit 2.15.

ARTICLE III

PURCHASE AND SALE OF WARRANTS

        3.01.     The Warrants. The Company has authorized the issuance and sale to the Purchasers of warrants to purchase shares of the Company's Common Stock (subject to adjustment as provided therein) in amounts as provided therein. The Warrants shall be substantially in the form set forth in Exhibit 3.01 attached hereto. The Warrants are herein referred to individually as a "Warrant" and collectively as the "Warrants" which terms shall also include any warrants delivered in exchange or replacement therefore. The Warrants shall be exercisable at a purchase price as provided therein.

        3.02.     Purchase and Sale of the Warrants. The Company agrees to issue to the Purchasers at the Closing a Warrant for the number of shares of the Company's Common Stock (the "Warrant Shares") as set forth opposite such Purchaser's name on Exhibit 3.02 attached hereto.

ARTICLE IV

CONDITIONS TO PURCHASERS' OBLIGATION

        The obligation of the Purchasers to purchase and pay for the Notes and the Warrants at the Closing is subject to satisfaction of the following conditions, all or any of which may be waived in writing by the Purchasers:

        4.01.     Representations and Warranties. At the Closing, each of the representations and warranties of the Company and the Subsidiaries (i) set forth in Article VI hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the sale of the Notes and the Warrants, and (ii) set forth in the Stock Purchase Agreement and required to be true on the Closing (as defined in the Stock Purchase Agreement) or other specified date shall be true and correct as of such Closing or such specified date except as waived by the Company (so long as such waiver has been approved by CRP), or except in the case where the Company has an explicit right to seek indemnification in accordance with the terms of the Stock Purchase Agreement.

        4.02.     Documentation at Closing. The Purchasers shall have received prior to or at the Closing all of the following documents or instruments or evidence of completion thereof, each in form and substance satisfactory to the Purchasers and their special counsel:

          (a)   A certified copy of all charter documents of the Company and each of its Subsidiaries; a certified copy of the resolutions of the board of directors of the Company and, to the extent required, the stockholders of the Company evidencing approval, as applicable, of this Agreement, the Operative Documents and all other matters contemplated hereby and thereby; a certified copy of the resolutions of the board of directors of each of the Subsidiaries and, to the extent required, the stockholders of each of the Subsidiaries evidencing approval, as applicable, of this Agreement, the Operative Documents and all other matters contemplated hereby and thereby; a certified copy of the By-laws of the Company and each of its Subsidiaries; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Operative Documents and all other matters contemplated hereby or thereby.

          (b)   An opinion of Holme Roberts & Owen LLP, counsel for the Company, in the form attached hereto as Exhibit 4.02(b).

          (c)   A certificate in the form attached as Exhibit 4.02(c) hereto of the Secretary or an Assistant Secretary of the Company and each Subsidiary which shall certify the names of the officers of the Company or the Subsidiaries, as applicable, authorized to sign this Agreement, the Operative Documents and any other documents or certificates to be delivered pursuant hereto or thereto by the Company or such Subsidiary, as applicable, or any of its officers, together with the true signatures of such officers. The Purchasers may conclusively rely on such certificates until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company or such Subsidiary, as applicable, canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (d)   A certificate in the form attached as Exhibit 4.02(d) hereto from a duly authorized officer of the Company and a certificate from a duly authorized officer of each of the Subsidiaries stating that the representations and warranties contained in Article VI hereof and otherwise made by the Company or the Subsidiaries, as applicable, in writing in connection with the transactions contemplated hereby are true and correct and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement or the Operative Documents and the consummation of the transactions contemplated thereby which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          (e)   The Subordination Agreement executed by the Bank, the Company and the Subsidiaries.

          (f)    The Security Agreement executed by the Company and the Subsidiaries.

          (g)   The Registration Rights Agreement of even date herewith (the "Registration Rights Agreement") executed by the Company.

          (h)   Payment for the costs, expenses, taxes and filing fees identified in Section 10.04 as to which the Purchasers give the Company notice prior to the Closing.

          (i)    Payment to Capital Resource Management, Inc. of the Closing Fee.

          (j)    Establishment of a line of credit in the amount of $10,000,000 and a term loan in the amount of $3,000,000 and the related notes, credit agreement and security agreements pursuant to that Loan and Security Agreement by and among the Bank and the Borrowers identified therein dated as of the date hereof (the "Senior Credit Facility") on terms reasonably satisfactory to the Purchasers and the absence of any events of default in such Senior Credit Facility and the delivery of evidence of termination and repayment of the Loan Agreement and the Indebtedness thereunder. Copies of all documents delivered to the Company and the Bank in conjunction with the closing of the transactions contemplated by the Senior Credit Facility shall have been delivered to the Purchasers and their special counsel.

          (k)   A certificate from a duly authorized officer of the Company stating that all the conditions set forth in this Article IV have been satisfied, other than those, if any, waived in writing by Purchasers.

          (l)    The UCC-1 financing statements for the entities and the jurisdictions set forth on Exhibit 4.02(l) attached hereto.

          (m)  The Stock Purchase Agreement duly executed by the parties thereto.

          (n)   Such other documents referenced in any Exhibit or Schedule hereto or relating to the transactions contemplated by this Agreement as the Purchasers or their special counsel may reasonably request.

        4.03.     No Default. At the time of and immediately after giving effect to the sale of the Notes and the Warrants there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        5.01.     Representations and Warranties of the Purchasers. Each Purchaser, for itself only, hereby represents and warrants to the Company, as follows:

          (a)   Such Purchaser has duly authorized, executed and delivered this Agreement and such of the Operative Documents as require execution by such Purchaser.

          (b)   Such Purchaser intends to acquire the Securities for its own account.

          (c)   The Securities are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

          (d)   Such Purchaser acknowledges that it has reviewed and discussed the Company's business, affairs and current prospects with such officers of the Company and others as it has deemed appropriate or desirable in connection with the transactions contemplated by this Agreement. Such Purchaser further acknowledges that it has requested, received and reviewed such information, undertaken such investigation and made such further inquiries of officers of the Company and others as it has deemed appropriate or desirable in connection with such transactions; provided, however, no investigation made heretofore or hereafter by or on behalf of such Purchaser shall have any effect whatsoever on the representations and warranties of the Company hereunder, each of which will survive any such investigation.

          (e)   Such Purchaser understands that it must bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in the Registration Rights Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Purchaser also understands that except as may be provided in the Registration Rights Agreement, it is not contemplated that any of the Securities will be registered under the Securities Act or any state securities laws, or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities.

          (f)    Such Purchaser represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities.

          (g)   No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser or any agent of such Purchaser.

          (h)   Such Purchaser hereby acknowledges that the Notes and Warrants, and each certificate representing the Warrant Shares any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel) shall bear a legend substantially in the following form:

  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

            (i)  Such Purchaser is an "accredited investor" under Rule 501 of the Securities Act.

The acquisition by such Purchaser of the Securities shall constitute a confirmation by it of the foregoing representations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES

        For the purposes of the representations and warranties set forth in this Article VI, unless the context otherwise requires or as otherwise provided, "Company" shall mean the Company and its Subsidiaries. Except as otherwise described in the Company's filings with the Commission since

January 1, 2002 (the "SEC Documents") and in the Company's press releases since May 15, 2003 (collectively with the SEC Documents, the "Company Information"), which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to each Purchaser, as follows:

        6.01.     Organization and Standing of the Company and Subsidiaries; Ownership. The Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and except where the failure to be so licensed or qualified, has not had and would not be reasonably expected to have a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company has heretofore delivered to the Purchasers true and complete copies of the certificates of incorporation and by-laws of the Subsidiaries.

        6.02.     Corporate Action. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Agreement, the Operative Documents and any other agreements and instruments executed in connection herewith and therewith, and the Agreement, the Operative Documents and any other agreements and instruments executed in connection herewith and therewith have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Sufficient shares of authorized but unissued Common Stock of the Company have been reserved by appropriate corporate action in connection with the prospective conversion of the Warrants. The issuance of the Notes and the Warrants, and the issuance of shares of Common Stock upon the conversion of the Warrants, is not subject to any unwaived preemptive or other similar statutory or contractual rights.

        6.03.     Governmental Approvals. With the exception of the matters which are dealt with separately in Sections 6.01, 6.25, and 6.26, the Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted except where the failure to currently possess could not reasonably be expected to have a Material Adverse Effect.

        6.04.     Litigation. There is no material legal or governmental proceeding pending or, to the Company's knowledge, threatened to which the Company is a party or of which the business or property of the Company is subject that is not disclosed in the Company's SEC Documents.

        6.05.     Compliance with Law. The Company is not in violation of its Certificate of Incorporation, By-Laws or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation would be reasonably likely to have a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or giving of notice, would constitute a default) in the performance of any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably likely to have a Material Adverse Effect.

        6.06.     Federal Reserve Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes or the Warrants will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

        6.07.     Title to Assets.

          (a)   Except as set forth on Exhibit 6.07(a) attached hereto and except for Permitted Liens, the Company has good and marketable title to its owned assets, including, without limitation, those reflected on the most recent Consolidated balance sheet of the Company included in the financial statements or acquired since the date of such balance sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances.

          (b)   With respect to the assets of the Company that are leased, the Company is in material compliance with all such leases, and the Company enjoys peaceful and undisturbed possession under all such leases.

          (c)   The plants, buildings, machinery, equipment, structures, fixtures, vehicles and other property owned, used or leased by the Company have no material defects (except where the existence of such defects would not reasonably be expected to have a Material Adverse Effect), are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and are structurally sound, will to the best knowledge of the Company not likely require major overhaul or repair in the in foreseeable future, and conform in all respects with will applicable laws, ordinances and regulations.

          (d)   All real property leases, subleases and other occupancy agreements to which the Company is a party are set forth on Schedule 6.07(d) (the "Leases"). The Company does not lease any Real Property as landlord and only leases or subleases such Real Property set forth on said Schedule 6.07(d) as tenant or subtenant. To the Company's knowledge, the Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or, to the best knowledge of the Company, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to the best knowledge of the Company, by any other Person. The Company enjoys peaceful and undisturbed possession under the Leases. All rent and other charges currently due and payable under the Leases have been paid. The Company is the holder of the lessee's interest under the Leases and neither has assigned the Leases nor subleased all or any portion of the premises leased thereunder. The Company has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms, except for such alterations, additions or improvement that would not be reasonably expected to have a Material Adverse Effect.

          (e)   The Real Property, and the present use of the Real Property, are not in violation of, or out of conformity with, (i) any zoning, subdivision, building, building code, health, safety, traffic, environmental, flood control, wetlands, or other land use laws, statutes, ordinances, rules, regulations, variances, permits or orders of any local state or federal authorities or any other governmental entity having jurisdiction over the Real Property, including, without limitation, the Americans with Disabilities Act of 1990, as amended, or (ii) any Real Property Liens affecting the Real Property.

        6.08.     Financial Information. The financial statements of the Company and the related notes contained in the Company's SEC Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Except as disclosed in the Company's SEC Documents, such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, subject in the case of unaudited statements, to normal year-end adjustments.

        6.09.     Taxes. The Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon except as being contested by the Company in good faith, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which would reasonably be expected to have a Material Adverse Effect. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

        6.10.     Assumptions or Guaranties of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except as permitted by this Agreement.

        6.11.     Loans to Other Persons. The Company has not made any loans or advances to any Person which is outstanding on the date of this Agreement, nor is the Company obligated or committed to make any such loans or advances, except as permitted by this Agreement.

        6.12.     Securities Act. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Notes, the Warrants or the Warrant Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Notes and the Warrants or the Warrant Shares under the registration provisions of the Securities Act, except as contemplated by the Registration Rights Agreement.

        6.13.     Disclosure. Neither this Agreement, the financial statements, the Operative Documents, nor any other agreement, document, certificate or written statement furnished to any Purchaser or the Purchasers' special counsel by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Company or any of its executive officers which has not been disclosed herein or in writing by them to the Purchasers and which has a Material Adverse Effect, or in the future in their opinion could reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company has no knowledge of any specific existing, pending or planned patent, invention or device which would reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement or in the Operative Documents, the Company makes no representation, warranty or guaranty as to any projections furnished to any Purchaser except that they were prepared in good faith by the Company on the basis of assumptions which the Company believed were reasonable as of the date of such projections.

        6.14.     Capitalization of the Company; Status of Capital Stock. The capitalization of the Company is described in the Company's SEC Documents as of the dates set forth therein. Except for the securities issued by the Company in connection with (i) the Stock Purchase Agreement, (ii) the stock purchase agreement between the Company and certain purchasers listed therein dated as of August 13, 2003, and (iii) 75,000 shares of Common Stock to be issued to employees of Datamark on the Closing Date in connection with the closing of the transactions contemplated by the Stock Purchase Agreement, the Company has not issued any capital stock since May 15, 2003 other than pursuant to employee benefit plans disclosed in the Company's SEC Documents. The Warrant Shares, when issued against payment of the purchase price for such shares, will be duly authorized, validly issued and fully paid and nonassessable. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and nonassessable, have been issued in compliance with all federal, state and foreign securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in or contemplated by the Company's SEC Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, except as set forth on Schedule 6.14, no holder of any security of the Company is entitled to preemptive rights, co-sale rights, registration rights, right of first refusal or other similar rights. Except as disclosed in the Company's SEC Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.

        6.15.     Capital Stock of Subsidiaries. The Company owns all of the outstanding capital stock of each of the Subsidiaries, beneficially and of record, free and clear of all liens, encumbrances, restrictions and claims of every kind except Permitted Liens. All the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized, are validly issued and are fully paid and nonassessable. There are no options, warrants or rights to purchase shares of capital stock or other securities of any of the Subsidiaries authorized, issued or outstanding, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities.

        6.16.     Insurance. The Company maintains and will continue to maintain insurance of the types and in the amounts that is reasonable and adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

        6.17.     Other Agreements. All contracts, agreements and arrangements that were required to be disclosed in, or included as exhibits to, the filings made by the Company with the Commission pursuant to the requirements of the Securities Act or the Exchange Act have been so disclosed or included therein or therewith. The contracts described in, included as exhibits to or incorporated by reference in the filings made by the Company with the Commission that are material to the Company are in full force and effect on the date hereof. Neither the Company, nor, to the Company's knowledge, any other party to the contracts described in, included as exhibits to, or incorporated by reference into the filings made by the Company with the Commission, is in breach of or default under any such contract which would reasonably be expected to have a Material Adverse Effect.

        6.18.     Stock Purchase Agreement. As of the Closing Date, the Company has delivered to the Purchasers a complete and correct copy of the Stock Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The Company is not in default in the performance or compliance with any provisions thereof. The Stock Purchase Agreement complies with, and the transaction contemplated thereby have been consummated in accordance with, all applicable laws. The Stock Purchase Agreement is in full force and effect as of the Closing Date, and has not been terminated, rescinded or withdrawn. All requisite approvals with respect to the transactions contemplated by the Stock Purchase Agreement have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement or to the conduct by the Company of its business thereafter. Except (with respect to Datamark) as waived by the Company (so long as such waiver has been approved by CRP), or except in the case where the Company has a right to seek indemnification in accordance with the terms of the Stock Purchase Agreement, none of the representations or warranties by Company or Datamark in the Stock Purchase Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. Except (with respect to Datamark) as waived by the Company (so long as such waiver has been approved by CRP), or except in the case where the Company has an explicit right to seek indemnification in accordance with the terms of the Stock Purchase Agreement, each of the representations and warranties required to be true on the Closing (as defined in the SPA) or other specified date given by Company or Datamark in the Stock Purchase Agreement shall be true and correct in all material respects as to such Closing or such specified date. Notwithstanding anything contained in the Stock Purchase Agreement to the contrary, the prior sentence shall, solely for purposes of this Agreement and the benefit of the Purchasers, survive the consummation of the transactions contemplated by the Stock Purchase Agreement.

        6.19.     U.S. Real Property Holding Corporation. The Company does not now, nor will it immediately after the Closing, hold any "United States real property interest" to the extent such interest shall cause the Company to be treated as a "United States real property holding corporation" as those terms are defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

        6.20.     No Violations. The execution and delivery by the Company of the Agreement and the Operative Documents, the issuance and sale of the Notes, Warrants and Warrant Shares to be sold by the Company under this Agreement, the fulfillment by the Company of the terms of the Agreement and the Operative Documents and the consummation by the Company of the transactions contemplated thereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or giving of notice) under, (i) any bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such conflict, violation or default is likely to result in a Material Adverse Effect, (ii) the Certificate of Incorporation, By-Laws or other organizational documents of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its property, where such conflict, violation or default is likely to result in a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness of the Company pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of the Agreement and the Operative Documents and the valid issuance and sale of the Notes, Warrants and Warrant Shares to be sold pursuant to the Agreement, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws or the rules of the Nasdaq Stock Market.

        6.21.     Security Interests. Upon consummation of the transactions contemplated by this Agreement and except for Permitted Liens or as set forth on Exhibit 6.07(a) attached hereto, no person other than the Bank shall have a security interest in any or all of the Collateral (as such term is defined in the Security Agreement) senior in right to that security interest granted to the Purchasers pursuant to the Security Agreement.

        6.22.     Intellectual Property. Except as specifically disclosed in the Company's SEC Documents (i) the Company owns or possesses sufficient rights to use all Intellectual Property described or referred to in the SEC Documents as owned or possessed by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the SEC Documents, except where the failure to currently own or possess such Intellectual Property is not likely to result in a Material Adverse Effect, (ii) to the knowledge of the Company, the Company is not infringing, has not received any notice of, and has no knowledge of, any asserted infringement by the Company of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, is likely to result in a Material Adverse Effect and (iii) the Company has not received any notice of, and has no knowledge of, infringement by a third party with respect to any Intellectual Property rights of the Company that, individually or in the aggregate, is likely to result in a Material Adverse Effect.

        6.23.     No Material Adverse Change. Except as disclosed in the Company Information, since June 30, 2003, there has not been (i) any Material Adverse Effect, (ii) any obligation, direct or contingent, that is material to the Company, incurred by the Company, except obligations incurred in the ordinary course of business, (iii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, or (iv) any loss or damage (whether or not insured) to the physical property of the Company which has been sustained which has a Material Adverse Effect.

        6.24.     Nasdaq Compliance. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on The Nasdaq National Market (the "Nasdaq Stock Market"), and neither the Company, nor to the knowledge of the Company, any third party has taken any action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.

        6.25.     Reporting Status. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the Commission's requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading:

          (a)   The Company's Annual Report on Form 10-K for the year ended December 31, 2002 (the "10-K");

          (b)   The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

          (c)   All other documents, if any, filed by the Company with the Commission since December 31, 2002.

        6.26.     Listing. The Company has complied with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Warrant Shares and the listing thereof on the Nasdaq Stock Market.

        6.27.     Foreign Corrupt Practices. Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or made by any person acting on its behalf and of which the Company is aware in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

        6.28.     No Manipulation of Stock. Prior to the Closing Date, the Company has not taken and will not, in violation of applicable law, take any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock. Subsequent to the Closing Date, the Company will not, in violation of applicable law, take any action outside of the ordinary course of business designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock.

        6.29.     Disclosure Controls and Procedures; Internal Controls. At all times since first required by all applicable Exchange Act rules, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, is made known to the certifying officers by others within the Company, particularly during the period in which the Form 10-K or Form 10-Q, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the date required by applicable Exchange Act Rules for the completion of such evaluation for the Form 10-K or Form 10-Q, as the case may be, prior to the filing date of each Form 10-K or Form 10-Q, as the case may be, for which such evaluation was required by applicable Exchange Act rules (each such date, the "Evaluation Date"). The Company presented in each such Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the most recent Evaluation Date, there were no changes in internal control over financial reporting that occurred that have materially affected or are reasonably likely to materially affect the Company's internal control over financial reporting.

        6.30.     ERISA. (a) Each "employee benefit plan" within the meaning of ERISA, that is maintained or contributed to by the Company or any entity that would be considered to be under common control with the Company under Section 414 of the Code (each such entity an "ERISA Affiliate") has been maintained in substantial compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

          (b)   Each employee benefit plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

          (c)   Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

        6.31.     Transactions with Affiliates. Except as set forth on Exhibit 6.31 attached hereto, there are no loans or leases between the Company, on the one hand, and any management employee or director or any Person owning, more than five percent (5%) or more of any class of capital stock of the Company or an entity controlled by such stockholder or a member of such stockholder's family, on the other hand.

        6.32.     No Brokers or Finders. Except as set forth in Exhibit 6.32 attached hereto, which fees will be paid in full by the Company as of the Closing, no Person had, has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the

Company, any Subsidiary or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its or their agents.

        6.33.     Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of the assets of the Company, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

        6.34.     Environmental Matters.

          (a)   Except as disclosed in Exhibit 6.34:

              (i)  Constituents of Concern have not been generated, recycled, used, handled, treated, stored, transported, emitted, discharged, released or disposed of by the Company, except in compliance with Environmental Law;

             (ii)  The Company is in compliance in all material respects with Environmental Law and the requirements of Environmental Permits;

            (iii)  There are no pending or, to the knowledge of the Company, threatened, Environmental Claims against the Company, nor has the Company received any written claim, notice, demand letter, or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law;

            (iv)  The properties (including, without limitation, soils, groundwater, air, surface water, buildings and other structures) currently owned, leased, operated, managed, or controlled by the Company are not contaminated with any Constituent of Concern, nor have any properties formerly owned, leased, operated, occupied, managed, or controlled by the Company become contaminated with any Constituent of Concern during such period of ownership, lease, operation, occupation, management, or control;

             (v)  The Company has no knowledge of any facts, circumstances, conditions, or occurrences regarding the Company's past or present business or operations that could reasonably be expected to form the basis of an Environmental Claim against the Company or any of the Company's property or assets;

            (vi)  The Company has no knowledge of any underground storage tanks or asbestos containing materials located on any property owned, leased, operated, occupied, managed or controlled by the Company; and

           (vii)  Neither the Company nor any property at any time owned, leased, used, operated, or occupied by the Company is listed or proposed for listing on the National Priorities List under CERCLA or CERCLIS (as defined in CERCLA) or on any similar federal, state, or foreign list of sites requiring investigation or clean-up.

          (b)   There has been no material environmental report, investigation, study, audit, test, review, or other analysis commenced or conducted by or on behalf of the Company (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company or any property or facility currently or previously owned, leased, used, operated, or occupied by the Company which has not been delivered to the Purchasers prior to the date hereof.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE SUBSIDIARIES

        7.01.     Affirmative Covenants of the Company and the Subsidiaries Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, the Company and each Subsidiary covenants and agrees that, as long as any of the Notes are outstanding (except that the provisions of Sections 7.01(a) and (k) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and premium, if any, due thereon, and the remainder of the provisions of this Article shall terminate upon such later time as may be specified herein), it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

          (a)   Punctual Payment. Pay the principal of, premium, if any, and interest on each of the Notes within the time periods and at the place and in the manner provided in the Notes and herein.

          (b)   Payment of Taxes and Trade Debt. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or the Subsidiaries, except (i) such as are being contested in good faith and by appropriate proceedings if the Company or the Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto or (ii) where failure to make such payments would not result in a Material Adverse Effect.

          (c)   Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and in any event in amounts sufficient to prevent the Company or such Subsidiary from becoming a co-insurer.

          (d)   Preservation of Corporate Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to remain so qualified would not, either individually or in the aggregate, have a Material Adverse Effect; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(e). Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business, except where failure to so preserve or maintain could not reasonably be expected to have a Material Adverse Effect.

          (e)   Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could have a Material Adverse Effect.

          (f)    Inspection Rights. At any reasonable time and from time to time upon reasonable notice, permit the Purchasers or any of their agents or representatives, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the

  Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of their officers or directors and independent accountants. All reasonable out-of-pocket expenses (not to exceed $5,000) of the Purchasers (or their agents or representatives), the Company or any Subsidiary incurred in connection with such inspection rights shall be borne by the Company.

          (g)   Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and each Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          (h)   Maintenance of Properties, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted, except where failure to so preserve or maintain could not reasonably be expected to have a Material Adverse Effect.

          (i)    Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any Employee Benefit Plan, and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company.

          (j)    Board Meetings. The Company shall provide to each Purchaser copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the board of directors or committees.

          (k)   Payment of Senior Debt by the Purchasers. In the event that any default occurs in the payment of the principal of or any interest on any Senior Debt and such default shall continue for a period of thirty (30) days (or such shorter period as is necessary in order to permit the Purchasers to act pursuant to this subsection prior to any acceleration of such Senior Debt) without waiver or forbearance by the Bank, permit the Purchasers, on behalf of the Company, to cure such default, to prepay in full any such Senior Debt or to purchase such Senior Debt, upon terms and conditions set forth in the Subordination Agreement.

          (l)    U.S. Real Property Holding Corporation. The Company and each Subsidiary shall conduct its business, and do or cause to be done any and all actions as are necessary, so that the Company or the Subsidiary shall not at any time be a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

          (m)  Financial Covenants.

              (i)  Minimum Tangible Net Worth. Commencing on the Closing Date and continuing through the fiscal quarter ending March 31, 2004, the Company will maintain, on a Consolidated basis, measured at the end of each fiscal quarter, a Tangible Net Worth of not less than $4,000,000. Commencing on April 1, 2004 and including each fiscal quarter ended June 30, September 30, December 31 and March 31 thereafter, the Company will maintain, on a Consolidated basis, measured at the end of each fiscal quarter, a Tangible Net Worth of not less than $4,000,000 plus 50% of net income for such fiscal quarter, plus 100% of its deferred tax assets.

             (ii)  Minimum Adjusted Quick Ratio. Commencing on the Closing Date and continuing through the fiscal quarter ending March 31, 2004, the Company will maintain, on a Consolidated basis, measured at the end of each fiscal quarter, a ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.30 to 1.00; provided, however that so long as the Bank is lending or remains obligated to lend Senior Debt to the Company, such ratio shall be not less than 1.17 to 1.00. Commencing on April 1, 2004 and including each fiscal quarter ended June 30, September 30, December 31 and March 31 thereafter the Company will maintain, on a Consolidated basis, measured at the end of each fiscal quarter, a ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.50 to 1.00; provided, however that so long as the Bank is lending or remain obligated to lend Senior Debt to the Company, such ratio shall be not less than 1.35 to 1.00.

            (iii)  Minimum Debt Service Coverage. The Company will maintain, on a Consolidated basis, measured at the end of each fiscal quarter, a ratio of (a) earnings after taxes paid, less Capitalized Product Development Costs, plus interest expense, depreciation, amortization of intangible assets and other non-cash charges made to the Company's income for the preceding quarter on an annualized basis, to (b) current maturities of all long term debt and capitalized leases plus annualized interest expense of not less than 2.00 to 1.00 provided, however, that so long as the Bank is lending or remains obligated to lend Senior Debt to Company, such ratio shall be not less than 1.80 to 1.00.

            (iv)  Minimum EBITDA. Commencing with and including the fiscal quarter ending December 31, 2003, the Company will maintain during each fiscal quarter EBITDA of not less than those amounts set forth next to the corresponding fiscal quarters set forth on Exhibit 7.01(m)(iv) attached hereto.

          (n)   Post-closing Transactions. Immediately following the Closing, the Company shall close the transactions described in the Stock Purchase Agreement and deliver evidence of such closing and an Instrument of Accession substantially in the form of Exhibit 7.01(n) executed by Datamark to the Purchasers and their counsel.

          (o)   Commercially Reasonable Efforts; Further Assurances. The Company and the Subsidiaries will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Operative Documents. Each of the Company and the Subsidiaries agrees to promptly execute and deliver and file such other documents, certificates, agreements and other writings (including, without limitation, any UCC filings requested by any Purchaser) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by the Operative Documents and to comply with the provisions hereof.

          (p)   Compliance with Seller Notes. Comply, and cause each Subsidiary to comply, with the Subordination Provisions (as defined within the Seller Notes) as set forth in the Seller Notes.

        7.01A.     Affirmative Covenants of the Company and the Subsidiaries Prior to Closing. Without limiting any other covenants and provisions hereof, the Company and each Subsidiary covenants and agrees that, until the earlier of (i) termination of this Agreement and (ii) the Closing, it will perform and observe the following covenants and provisions:

          (a)   No Default. Ensure that there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

          (b)   Waivers. Obtain any waivers or consents that may be required under any agreement, including without limitation, any agreement with respect to Senior Debt, in order to enter into this

  Agreement and the Operative Documents and to consummate the transactions contemplated hereby and thereby.

        7.02.     Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding (except that the provisions of Sections 7.02(a), (b) and (c) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and premium, if any, due thereon, and the remainder of the provisions of this Article shall terminate upon such later time as may be specified herein), it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions, and will not:

          (a)       Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances (collectively, "Permitted Liens"):

              (i)  for taxes, assessments or governmental charges or levies on property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

             (ii)  imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business;

            (iii)  arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

            (iv)  securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

             (v)  in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

            (vi)  arising by contract or by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

           (vii)  arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

          (viii)  described on Exhibit 6.07(a); and

            (ix)  liens which secure Indebtedness permitted by Section 7.02(b).

          (b)   Indebtedness. Without the prior written consent of the Purchasers, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness for Money Borrowed other than (1) Senior Debt, (2) the Seller Notes, (3) the Notes, (4) Indebtedness owing from the Company or any Subsidiary to the Company or any Subsidiary, (5) secured or unsecured Indebtedness including letters of credit in an aggregate amount not to exceed $1,250,000 in any calendar year, (6) "seller debt" incurred in favor of a seller of stock or other assets to the Company as consideration for the purchase of such stock or assets, and (7) (i) Capital Leases and (ii) secured or unsecured Indebtedness incurred to finance the purchase or acquisition of property or existing on property when acquired, in an aggregate amount not to exceed $2,000,000 in any calendar year, provided that the incurrence and maintenance of all such Indebtedness does not result in the Company's or any Subsidiary's failure to comply with any of the provisions of Article VII hereof.

          (c)   Lease Obligations. Become obligated to pay rent under any leases or other rental arrangements (excluding Capital Leases) under which the amount of the aggregate lease payment or other payments under all such agreements or arrangements exceeds $2,500,000 on a Consolidated basis for any twelve-month period.

          (d)   Assumptions or Guaranties of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except by the Company or any Subsidiary with respect to any Indebtedness of the Company or any Subsidiary which is permitted by this Agreement or any guaranty pursuant to Section 2.14 hereof.

          (e)   Mergers, Sale of Assets, Etc. Without the prior written consent of the Purchasers, merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereinafter acquired) or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Company or any Subsidiary and (2) the Company or any Subsidiary may sell, assign, lease or otherwise dispose of (i) inventory and other assets in the ordinary course of business, (ii) equipment that is no longer used or useful in the Company's or any of its Subsidiaries' business or that is physically obsolete, (iii) sales of equipment the proceeds of which are applied within thirty (30) days of such sale to the purchase of replacement equipment with like value and function and (iv) other sales of assets, provided, however, that to the extent the aggregate cash proceeds of such sales of assets exceed two million dollars ($2,000,000) in any given year, such excess aggregate proceeds from such dispositions are applied first to reduce outstanding Senior Debt and then to reduce other outstanding Indebtedness.

          (f)    Investments in Other Persons. Without the prior written consent of the Purchasers, make or permit any Subsidiary to make, any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets or other property of, obligations of, or any interest in, any Person, except:

              (i)  investments by the Company or a Subsidiary in evidences of Indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

             (ii)  investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than 13 months from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $50,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1 by Moody's Investors Service, Inc., or mutual funds investing in any of the foregoing;

            (iii)  investments by the Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

            (iv)  reasonable advances to employees for travel or relocation in accordance with the ordinary course of business and with past practices;

             (v)  the transactions contemplated by the Stock Purchase Agreement;

            (vi)  Investments made by the Company or any Subsidiary in the Company or any Subsidiary;

           (vii)  Investments the consideration for which is paid for solely with Common Stock, cash or subordinated seller debt, or a combination thereof;

          (viii)  extensions of trade credit in the ordinary course of business;

            (ix)  Investments representing non-cash consideration received by Company in connection with any asset sales permitted under this Agreement; and

             (x)  other Investments not to exceed $5,000,000 outstanding at any time.

          (g)   Distributions. Without the prior written consent of the Purchasers, declare or pay any dividends (accrued or otherwise), purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"); provided, however, that nothing herein contained shall prevent:

              (i)  the Company from effecting a stock split or declaring or paying any dividend consisting of shares of any class of Common Stock to the holders of shares of such class of Common Stock, provided that such stock split or dividend is effected equally across all classes of Common Stock; or

             (ii)  any Subsidiary from declaring or making payment of cash and stock dividends, returns of capital or distributions of assets to the Company;

if in the case of any such transaction the Distribution can be made in compliance with the other terms of this Agreement.

          (h)   Dealings with Affiliates. Without the prior written consent of the Purchasers, enter or permit any Subsidiary to enter into any loans or leases with any management employee or director or any holder of one percent (5%) or more of any class of capital stock of the Company, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds one percent (5%) or more of any class of capital stock; provided, that with respect to any other transactions between the Company and the foregoing persons, the Company will provide written notice to the Purchasers if such transaction is required to be disclosed under applicable securities laws; provided, however, that this Section 7.02(h) shall not apply to any transaction between the Company and any Subsidiary or between Subsidiaries, or to any transaction which is governed by Section 7.02(n).

          (i)    Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary, provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 7.02(e).

          (j)    Additional Subsidiaries. Acquire assets, capital stock or other property or obligations of, or interest in, any Person, whether by way of stock or asset purchase, merger, consolidation or otherwise (including, without limitation, pursuant to the Stock Purchase Agreement), where after giving effect to such acquisition such Person shall constitute a Subsidiary, or otherwise form or create any Subsidiary, unless in each case such Subsidiary (i) executes an instrument of accession in the form attached hereto as Exhibit 7.01(n) , pursuant to which the Subsidiary agrees to become bound by the terms and conditions of this Agreement as a Subsidiary (including, without limitation, Section 2.14) and (ii) executes an instrument of accession to the Operative Documents to the extent required thereby.

          (k)   Change in Nature of Business. Without the prior written consent of the Purchasers, make, or permit the Company or any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof.

          (l)    No Amendment or Waiver of Charter Documents. Amend, alter, repeal or terminate its Certificate of Incorporation (or comparable charter documents) without the prior written consent of the Purchasers unless an amendment or alteration would not result in a Material Adverse Effect.

          (m)  Capital Expenditures. Make, or permit any Subsidiary to make, Capital Expenditures during any fiscal year of the Company which exceed the amount set forth next to the corresponding fiscal year set forth on Schedule 7.02(m).

          (n)   Compensation. Pay, directly or indirectly, as salary, bonuses, fringe benefits, expenses, stock option grants, drawing accounts or otherwise any compensation to any executive officer or director (or any relative of any executive officer or director) of the Company or any Subsidiary or any other employee that was among the five most highly paid employees of the Company during the last two fiscal years not approved by the Compensation Committee of the Board of Directors of the Company other than such compensation arrangements as are in place as of the Closing Date or amend any contracts relating to compensation of any executive officer, director or any other employee that was among the five most highly paid employees of the Company during the last two fiscal years without the approval of the Compensation Committee of the Board of Directors of the Company.

          (o)   Impairment. Take or permit to be taken any action which would or reasonably could be expected to impair the Purchasers' rights, titles or security interests pursuant to the Security Agreement, nor enter into any transaction which reasonably could be expected to adversely affect the Company's or the Subsidiary's ability to repay the Notes; provided, however, that a refinancing of the Senior Debt shall not constitute an impairment for purposes of the foregoing.

          (p)   Intellectual Property. Transfer, assign or permit any transfer or assignment of or license of substantially all of the Company's Intellectual Property to any Subsidiary or party other than the Company or a Subsidiary.

          (r)   Payments on Seller Notes. At any time, directly or indirectly, prior to the Maturity Date (as defined in the Seller Notes) of the Seller Notes prepay, repurchase, redeem, retire or otherwise acquire or make payment on account of any principal of, interest in or premium payable in connection with the repayment or redemption of the Seller Notes, except (1) as expressly consented to in writing by the Purchasers, or (2) if (i) the outstanding principal balance of all "Advances" under the "Revolving Committed Line" under the Senior Credit Facility is zero, (ii) the Company has offered to redeem (the "Purchaser Redemption Offer") together with interest due on the amount so redeemed through the date of redemption, without penalty or premium, a principal amount of the Notes at least equal to the principal amount of the Seller Notes proposed to be prepaid (in integral multiples of $1,000) with such partial redemptions to be applied first to reduce the payments required by subsection 2.06(a) in inverse order of maturity thereof, (iii) the Purchasers have declined the Purchaser Redemption Offer, and (iv) the offer of redemption to the holders of Seller Notes is on the same terms and conditions and in the same amount as the Purchaser Redemption Offer.

          (s)   Amendments to Seller Notes. (1) Amend any term of the Seller Notes if such amendment would be reasonably likely to adversely affect the rights of the holders of the Notes or Senior Debt

  (unless the holders of Senior Debt have waived their rights regarding such amendment), and (2) amend the Seller Notes with respect to (i) any of the Subordination Provisions (as defined in the Seller Notes), (ii) any increase in either the principal amount due or the rate of interest charged thereunder, (iii) the acceleration of the date of payment of principal of or interest on the Seller Notes, or (iv) any shortening of the Maturity Date (as defined in the Seller Notes).

        7.03.     Reporting Requirements. Until the later of (i) termination of this Agreement and (ii) repayment in full of the Notes and all outstanding unpaid interest thereon, the Company will furnish to each holder of any Note:

          (a)   as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company proposes to take with respect thereto to cure such Event of Default;

          (b)   as soon as available and in any event within thirty (30) days after the end of each month, Consolidated and Consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and the related Consolidated and Consolidating statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and fiscal year to date and the Budget for the current year, all in reasonable detail, in a format reasonably satisfactory to the Purchasers (provided, however, that the Company shall furnish such reports in the form attached hereto as Exhibit 7.03 at least once every three (3) calendar months), and duly certified (except for the absence of footnotes and subject to normal year-end adjustments and accruals) by the chief financial officer of the Company as having been prepared in accordance with GAAP and including a discussion by the Company's management of any variance from the Budget for such fiscal year;

          (c)   as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein the Consolidated and Consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related Consolidated and Consolidating statements of income and retained earnings and of cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized national standing acceptable to the Purchasers and including a discussion by the Company's management of any variance from the Budget for the fiscal year just ended;

          (d)   at least thirty (30) days prior to the end of each fiscal year of the Company, an operating budget (the "Budget") of the Company and its Subsidiaries for the next fiscal year in the form customarily prepared by management for internal use, which Budget shall be reasonably satisfactory in form and substance to the Purchasers but which shall in any case include a detailed balance sheet and detailed monthly statements of income and cash flows;

          (e)   at the time of delivery of each monthly statement contemplated by subsection 7.03(b) and annual statement contemplated by subjection 7.03(c), a certificate, executed by the chief financial officer of the Company, stating that such officer has caused this Agreement and the Operative Documents to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or any of the Operative Documents or, if such officer has such knowledge, specifying such default and the nature thereof, and setting forth computations in reasonable detail demonstrating compliance with the provisions of subsections 7.01(m) and subsections 7.02(b) and (c);

          (f)    promptly upon receipt thereof, any written report submitted to the Company or any Subsidiary by independent public accountants in connection with an annual or interim audit of the books of the Company and the Subsidiaries made by such accountants;

          (g)   promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in Section 6.04;

          (h)   simultaneously as they are sent to the Bank, copies of all financial statements, and upon written request of the Purchasers, reports and other information delivered by or on behalf of the Company or a Subsidiary to the Bank;

          (i)    promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or the Commission; and

          (j)    such other information respecting the business, assets, liabilities, financial condition, results of operations or prospects of the Company or any of its Subsidiaries as the Purchasers may from time to time reasonably request, and to make available to the Purchasers and their representatives, members of management and employees with significant responsibilities (such as department heads) for the purposes of updating the Purchasers as to the condition of the Company and its Subsidiaries.

ARTICLE VIII

EVENTS OF DEFAULT

        8.01.     Events of Default. If any of the following events ("Events of Default") shall occur and be continuing at the time of the Closing or any subsequent time as all or a portion of the Notes remain outstanding:

          (a)   The Company shall fail to pay any installment of principal of any of the Notes when due; or

          (b)   The Company shall fail to pay any interest or premium, if any, on any of the Notes within 3 calendar days of the date when due; or

          (c)   The Company shall default in the performance of any covenant contained in Sections 7.01 (other than 7.01(a)), 7.02 or 7.03 for fifteen (15) Business Days; or

          (d)   Any representation or warranty made by the Company or any Subsidiary in this Agreement or the Stock Purchase Agreement or by the Company or a Subsidiary (or any of its officers) in any certificate, instrument, or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement or the Stock Purchase Agreement, shall prove to have been incorrect in any material respect when made; or

          (e)   The Company or a Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, the Stock Purchase Agreement or the Operative Documents on its part to be performed or observed and any such failure remains unremedied for fifteen (15) Business Days; or

          (f)    The Company or any Subsidiary shall fail to pay any Indebtedness for Money Borrowed exceeding $1,000,000 (other than as evidenced by the Notes) owing by the Company or such

  Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness for Money Borrowed shall become due by scheduled maturity, by required payment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Indebtedness for Money Borrowed when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness for Money Borrowed, or the trustee or trustees under any such agreement or instrument to accelerate the maturity of such Indebtedness for Money Borrowed, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness for Money Borrowed or such trustee or trustees; or

          (g)   The Company or any Subsidiary shall be involved in financial difficulties evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

          (h)   (i) A Change in Control occurs, which Change in Control is not consented to by the Purchasers; or (ii) Oakleigh Thorne is no longer the chief executive officer of the Company and the Company (a) has failed within 30 days to propose a plan to replace Mr. Thorne reasonably satisfactory to the Purchasers and (b) has not replaced Mr. Thorne to the reasonable satisfaction of the Purchasers within 120 days; or

          (i)    Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

          (j)    An Event of Default shall occur for any reason and be continuing under the Senior Credit Facility or any other agreement governing the Senior Debt of the Company or any Subsidiary for more than the period of grace, if any specified therein, and the Bank accelerates the maturity of the Senior Debt; or

          (k)   Except (with respect to Datamark) as waived by the Company (so long as such waiver has been approved by CRP), or except in the case where the Company has an explicit right to seek indemnification in accordance with the terms of the Stock Purchase Agreement, a default shall occur for any reason and be continuing under the Stock Purchase Agreement for more than the period of grace, if any specified therein; or

          (l)    The Company or any Subsidiary becomes subject to any claim for indemnification or damages in connection with or as a result of the transactions contemplated in the Stock Purchase Agreement in excess of $500,000; provided, however, that it shall not be an Event of Default if (i) the Company is in good faith contesting any such claim, (ii) the Company provides the Purchasers with the details of such claim and the basis for its contest, and (iii) there has not been a determination that the Company is required to pay any such claim; or

          (m)  The Company is in material violation of the Securities Act or the Exchange Act, including all regulations relating thereto and such violation continues or remains unremedied for ninety (90) days; or

          then, and in any such event listed in Section 8.01(a) through (m),

            (1)   the Purchasers may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 8.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and each Subsidiary, and

            (2)   the Purchasers may proceed to protect and enforce their rights by suit in equity (including without limitation a suit for rescission), action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or any term of the Certificate of Incorporation of the Company, or in aid of the exercise of any power granted in this Agreement or in the Certificate of Incorporation of the Company.

        8.02.     Annulment of Defaults. Section 8.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Purchasers may, by written instrument filed with the Company, rescind and annul such declaration and its consequences, provided, however, that no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

ARTICLE IX

TERMINATION

        9.01.     Mutual Agreement. This Agreement may be terminated at any time prior to the Closing Date by the written consent of (i) the Company and (ii) Purchasers.

        9.02.     Termination by Purchasers. This Agreement may be terminated by Purchasers alone, by means of written notice to the Company, if there has been a breach by the Company or any Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements which breach would result in a failure to satisfy the closing conditions contained in Section 4.02 hereof and which has not been cured within ten (10) Business Days following receipt by the Purchasers of notice of such breach.

        9.03.     Termination by the Company. This Agreement may be terminated by the Company alone, by means of written notice to the Purchasers, if there has been a material breach by the Purchasers of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements and which has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach, which breach would result in a failure to satisfy the closing conditions contained in Section 4.02 hereof and which has not been cured within ten (10) Business Days following receipt by the Purchasers of notice of such breach.

        9.04.     Outside Date. This Agreement may be terminated by either (i) the Company or (ii) Purchasers by means of written notice if the Closing Date does not occur on or prior to December 31, 2003.

        9.05.     Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchasers as provided in this Article IX, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of the Company, the Subsidiaries or the Purchasers, except that (i) the provisions of Sections 9.05, 10.04 and 10.11 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

ARTICLE X

MISCELLANEOUS

        10.01.     No Waiver; Cumulative Remedies. No failure or delay on the part of any Purchaser, or any other holder of the Notes, Warrants or Warrant Shares in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        10.02.     Amendments, Waivers and Consents. Any provision in this Agreement or the other Operative Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall, (i) prior to the Closing, obtain consent thereto in writing from Purchasers, (ii) as long as any Notes are outstanding, obtain consent thereto in writing from the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) in principal amount of all Notes then outstanding, or, (iii) if the Notes have previously been issued hereunder and if no Notes are then outstanding, obtain consent thereto in writing from the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) of the Warrants (on an as-converted basis) and the Warrant Shares, and shall, in any case, deliver copies of such consent in writing to all other holders of Notes and/or Warrants and/or Warrant Shares or, if prior to the Closing, all Persons obligated to purchase Notes and Warrants; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note without the consent of the holder thereof, or to alter or amend the consent mechanism provided for under this Section 10.02; and, provided further, that no covenant or provision set forth in the terms of the Warrants may be omitted or waived without the written consent of the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) of the Warrant Shares issued or issuable upon conversion of the Warrants. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this Section 10.02 shall promptly be delivered by the Company to any holders who did not execute the same.

        10.03.     Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

  If to the Company or the Subsidiaries:

    eCollege.com
    4900 S. Monaco Street
    Denver, Colorado 80237
    Facsimile No.: (303) 873-7449
    Attention: Oakleigh Thorne

  With a copy to:

    Holme Roberts & Owen LLP
    1700 Lincoln Street, Suite 4100
    Denver, Colorado 80203
    Facsimile No.: (303) 866-0200
    Attention: Richard R. Plumridge

  If to CRP:

    Capital Resource Partners
    85 Merrimac Street
    Suite 200
    Boston, Massachusetts 02114
    Attention:
    Facsimile No.:

  With a copy to:

    Testa, Hurwitz & Thibeault, LLP
    125 High Street
    Boston, Massachusetts 02110
    Attention: Andrew E. Taylor
    Facsimile No.: (617) 248-7100

  If to any other holder of the Notes or Warrants or Warrant Shares:

    at such holder's address for notice as set forth in the transfer records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or otherwise sent shall be effective (i) two days after being deposited in the mails or (ii) one day after being deposited with an express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

        10.04.     Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable costs and expenses of CRP (including all reasonable fees and expenses of TH&T, counsel to the CRP) in connection with the preparation, execution and delivery of this Agreement, the Notes, the Warrants, the other Operative Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby. The Company also agrees to pay all additional reasonable costs and expenses of CRP and TH&T (or, after an Event of Default, any Purchaser) in connection with any amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Notes, the Warrants, the Operative Documents, and other instruments and documents to be delivered hereunder and thereunder. In addition, the Company agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Warrants, the other Operative Documents, and the other instruments and documents to be delivered hereunder or thereunder and the Company agrees to save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

        10.05.     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and each of the Purchasers and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest therein without the prior written consent of (i) prior to the issuance of the Notes, the Purchasers, (ii) as long as any Notes are outstanding, obtain consent thereto in writing from the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) in principal amount of all Notes then outstanding, or, (iii) if the Notes have previously been issued hereunder and if no Notes are then outstanding, obtain consent thereto in writing from the holder or holders of at least sixty-six and two-thirds percent (66 2/3%) of the Warrants (on an as-converted basis) and the Warrant Shares. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

        10.06.     Payments in Respect of Notes. Each Purchaser and any successor holder of the Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counterclaim or cross-action or by the enforcement of any or all of the Notes. If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Notes in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding. The Company shall not have any obligation to any Person under this Section 10.06.

        10.07.     Indemnification. The Company and the Subsidiaries agree to indemnify and hold harmless each Purchaser, its subsidiaries, directors, officers, partners, counsel, employees, agents, brokers and other representatives from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) under, arising out of a misrepresentation or breach by the Company or a Subsidiary of any warranty, covenant or agreement contained in this Agreement, the Stock Purchase Agreement, the Operative Documents, the Notes, the Warrants and the Warrant Shares, the transactions contemplated hereby or thereby or in connection herewith or therewith, and resulting from any act or omission by the Company or a Subsidiary in connection therewith, including (to the maximum extent permitted by law) any liability arising under federal or state securities laws, except to the extent such liability shall result from any act or omission on the part of such Purchaser or its subsidiaries, directors, officers, partners, counsel, employees, agents, brokers or other representatives. The obligations of the Company and the Subsidiaries under this Section 10.07 shall survive and continue to be in full force and effect notwithstanding (a) the repayment of the Notes and (b) the termination of this Agreement. Notwithstanding the foregoing, the obligations of the Company and the Subsidiaries under this Section 10.07 shall survive and continue to be in full force and effect until the expiration of the applicable statute of limitations.

        10.08.     Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Operative Documents or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Purchasers or on behalf of the Purchasers.

        10.09.     Prior Agreements. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written respecting that subject matter.

        10.10.     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

        10.11.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts.

        10.12.     Waiver of Right to Jury Trial. The parties hereby waive all rights to a trial by jury for all legal proceedings concerning this Agreement, the Notes or the Warrants.

        10.13.     Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Any reference herein to an Article, Section or subsection is, unless otherwise indicated, a reference to that Article, Section or subsection of this Agreement.

        10.14.     Sealed Instrument. This Agreement is executed as an instrument under seal.

        10.15.     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

        10.16.     Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers, the Company and the Subsidiaries shall execute and deliver such instruments, documents and other writings as may be reasonably necessary to confirm and carry out and to effectuate fully the provisions of this Agreement and the Operative Documents.

        10.17.     Consent to Jurisdiction. The Company irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement or any of the Operative Documents. To the fullest extent it may effectively do so under applicable law, the Company and the Subsidiaries irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        10.18.     Service of Process. The Company and each Subsidiary consents to service of process in any suit, action or proceeding of the nature referred to in Section 10.19 by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company specified in or designated pursuant to Section 10.03. The Company and each Subsidiary agrees that such service (i) shall be deemed in every respect effective service of process upon the

Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company and the Subsidiaries.

        10.19.     No Limitation. Nothing in Section 10.18, 10.19 or 10.21 shall affect the right of any Purchaser to serve process in any manner permitted by law, or limit any right that any Purchaser may have to bring proceedings against the Company and the Subsidiaries in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

        10.20.     Specific Performance. Upon breach or default by the Company or the Subsidiary with respect to any obligation hereunder or any of the Operative Documents, each Purchaser shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

        10.21.     Actions by Purchasers. Wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Purchasers, unless the context otherwise requires, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, (i) prior to the Closing, Persons obligated to purchase at least sixty-six and two-thirds percent (66 2/3%) of the principal amount of the Notes to be issued at Closing, (ii) for as long as any of the Notes remain outstanding, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the principal amount of all Notes then outstanding, or (iii) if subsequent to the Closing and if no Notes are then outstanding, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Warrants (on an as-converted basis) and the Warrants Shares; provided, however, that the provisions of this Section 10.21 shall not limit in any manner any action which may be taken by any Purchasers or any other holder of Notes pursuant to the provisions of Section 8.01 hereof.

        10.22     Confidentiality. In handling any confidential information, each Purchaser will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Purchasers' subsidiaries or affiliates in connection with such Purchaser's business, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, a Purchaser shall use commercially reasonable efforts in obtaining such prospective transferee's or purchasers' agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with a Purchaser's examination or audit and (v) as Purchasers consider appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in a Purchasers' possession when disclosed to such Purchaser, or becomes part of the public domain after disclosure to Purchasers; or (b) is disclosed to a Purchaser by a third party, if such Purchaser does not know that the third party is prohibited from disclosing the information.

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        IN WITNESS WHEREOF, the parties hereto have executed this Senior Subordinated Secured Note and Warrant Purchase Agreement as of the date first above written.

COMPANY:
ECOLLEGE.COM
By:	/s/ DOUGLAS KELSALL Name: Title:
SUBSIDIARY:
ECOLLEGE INTERNATIONAL, INC.
By:	/s/ DOUGLAS KELSALL Name: Title:
PURCHASERS:
CAPITAL RESOURCE PARTNERS IV, L.P.
BY:	CRP PARTNERS IV, L.L.C., Its General Partner
By:	/s/ STEPHEN M. JENKS Name: Title:

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  Exhibit 10.1